EXHIBIT 99.3
AmeriGas Partners, L.P. and AmeriGas Finance Corp. Commence Cash Tender Offer for any and all of their Outstanding 5.875% Senior Notes due 2026
May 20, 2025
VALLEY FORGE, Pa. — (BUSINESS WIRE) — May 20, 2025 — UGI Corporation (NYSE: UGI) announced today that its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp., (together with AmeriGas Partners, the “Offerors”) have commenced an offer to purchase for cash any and all of the Offerors’ outstanding 5.875% Senior Notes due 2026 (the “2026 Notes”), upon terms and subject to the conditions set forth in the Offer to Purchase, dated May 20, 2025, and the related Letter of Transmittal and Notice of Guaranteed Delivery (the “Offer”).
2026 Notes validly tendered and not validly withdrawn at or prior to 5 p.m. New York City time on May 27, 2025 (the “Expiration Date”) will be eligible to receive a purchase price of $1,010 per $1,000 principal amount of 2026 Notes tendered.
Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the tender offer.
Subject to certain exceptions, tendered 2026 Notes can only be withdrawn before 5 p.m., New York City time on the Expiration Date (the “Withdrawal Deadline”). Following the Withdrawal Deadline, holders who have tendered their 2026 Notes may not withdraw such 2026 Notes unless the Offerors are required to extend withdrawal rights under applicable law.
Substantially concurrently with the commencement of the Offer, the Offerors will issue a conditional notice of full redemption to redeem any 2026 Notes not purchased in the Offer and that remain outstanding pursuant to the indenture governing the 2026 Notes. Nothing in this announcement should be construed as a notice of redemption with respect to the 2026 Notes, as any redemption will be made pursuant to a notice of redemption in accordance with the indenture governing the 2026 Notes.
The Offerors expressly reserve the right, in their reasonable discretion, subject to applicable law, to terminate the tender offer at any time prior to the Expiration Date. The Offerors will not be required to purchase any of the 2026 Notes tendered unless certain conditions have been satisfied, including, but not limited to, the Offerors’ successful completion of one or more debt financing transactions, in an amount sufficient, together with cash on hand and other sources of liquidity, to (i) fund the purchase of validly tendered 2026 Notes accepted for purchase in the tender offer, and (ii) pay all related fees and expenses associated with the foregoing.

In connection with the tender offer, the Issuers have retained BofA Securities as the Dealer Manager. Questions regarding the tender offer should be directed to BofA Securities at debt_advisory@bofa.com Attn: Debt Advisory or by calling toll-free at (888) 292-0070 or international at (980) 387-2113. Requests for copies of the Offer to Purchase and related documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 814-2879 (toll free) or 212-269-5550. These documents are also available at www.dfking.com/ugi.
This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any 2026 Notes. Any offer to purchase the 2026 Notes will be made by means of an Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.
Cautionary Statements:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Offerors’ intention to purchase any 2026 Notes or to engage in any debt financing transactions. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in UGI’s filings with the U.S. Securities and Exchange Commission, and in UGI’s and the Offerors’ other communications with investors. UGI and the Offerors disclaim any obligation to update or revise any forward-looking statements.
About AmeriGas Partners
AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 827 million gallons of propane sold annually to 1.1 million customers in all 50 states from approximately 1,360 locations.
About UGI
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Source: UGI Corporation